Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2023 FISCAL THIRD QUARTER

Sioux Falls, S.D., July 26, 2023 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $45.1 million, or $1.68 per share, for the three months ended June 30, 2023, compared to net income of $22.4 million, or $0.76 per share, for the three months ended June 30, 2022. For the same period of the prior year, the Company recognized adjusted net income of $27.3 million, or $0.93 per share when excluding the impact of rebranding and separation expenses. See non-GAAP reconciliation table below.
CEO Brett Pharr said, “This quarter, Pathward once again produced solid results, consistent with our performance thus far in fiscal year 2023. Our results were driven by growth in net interest income and noninterest income compared to the same quarter in fiscal year 2022, with our net interest margin increasing to 6.18%. Our differentiated business model continues to deliver due to our stable deposit base and healthy commercial finance portfolio. Based on this performance, we are increasing our fiscal year 2023 GAAP earnings per diluted share guidance to $5.60 to $6.00 and introducing fiscal year 2024 GAAP earnings per diluted share guidance of $6.10 to $6.60.”

Company Highlights
•The Company launched a new line of credit for consumers with Propel Holdings Inc. and paired with Clair to offer spending and savings accounts as well as earned wage advances. Additionally, the Company announced a new partnership where it has become the banking partner to Finix to support their launch as a payments processor.
•On July 24, 2023, the Company published its third annual ESG report, which can be found on its website. The report documents the Company's progress over fiscal year 2022 showing the implementation plans, programs and policies that built on its culture as well as the Company's purpose to power Financial Inclusion for All.
Financial Highlights for the 2023 Fiscal Third Quarter
•Total revenue for the third quarter was $165.2 million, an increase of $39.1 million, or 31%, compared to the same quarter in fiscal 2022, driven by an increase in both net interest income and noninterest income.
•Net interest margin ("NIM") increased 142 basis points to 6.18% for the third quarter from 4.76% during the same period of last year primarily driven by increased yields and an improved earnings asset mix from the continued optimization of the portfolio.
•Total gross loans and leases at June 30, 2023 increased $384.3 million to $4.07 billion, compared to June 30, 2022 and increased $347.3 million, or 9%, when compared to March 31, 2023. The increase compared to the prior year quarter was primarily due to growth in the commercial finance portfolio, partially offset by a reduction in consumer finance loans driven by the sale of the $81.5 million student loan portfolio during the fiscal 2022 fourth quarter and a reduction in warehouse finance loans. The primary drivers for the increase on a linked quarter basis was growth in both commercial finance and consumer finance loans.
•During the 2023 fiscal third quarter, the Company repurchased 490,120 shares of common stock at an average share price of $43.83. An additional 248,550 shares of common stock at an average price of $50.23 were repurchased in July 2023 through July 21, 2023. As of July 21, 2023, there are 1,729,613 shares available for repurchase under the common stock share repurchase program announced during the fourth quarter of fiscal year 2021.

•The Company is raising fiscal year 2023 GAAP earnings per diluted share guidance to a range of $5.60 to $6.00. The Company is also introducing fiscal year 2024 GAAP earnings per diluted share guidance in the range of $6.10 to $6.60. See Outlook section below.
Tax Season Recap
For the nine months ended June 30, 2023, total tax services product revenue was $79.7 million, a decrease of 3% compared to the same period of the prior year. This was driven by a decrease in refund advance fee income partially offset by an increase in refund transfer fee income. Provision expense for refund advances increased 17% compared to the prior year. This increase was due to a mix shift from partnership channels to independent tax providers, which was expected.
Total tax services product income, net of losses and direct product expenses, decreased 19% to $35.3 million from $43.5 million, when comparing the first nine months of fiscal 2023 to the same period of the prior fiscal year. The overall decrease in tax services product income was primarily due to higher provision expense and the two tax partners that the Company did not renew heading into the 2023 tax season, as previously disclosed.
Net Interest Income
Net interest income for the third quarter of fiscal 2023 was $97.5 million, an increase of 35% from the same quarter in fiscal 2022. The increase was mainly attributable to increased yields, higher interest-earning asset balances and an improved earning asset mix.
The Company’s average interest-earning assets for the third fiscal quarter increased by $244.4 million to $6.33 billion compared with the same quarter in fiscal 2022, primarily due to growth in loans and leases and an increase in total investment balances, partially offset by a decrease in cash balances. The third quarter average outstanding balance of loans and leases increased $171.6 million compared to the same quarter of the prior fiscal year, primarily due to an increase in commercial finance loans, partially offset by decreases in consumer finance loans, warehouse finance loans, and tax services loans.
Fiscal 2023 third quarter NIM increased to 6.18% from 4.76% in the third fiscal quarter of last year. When including contractual card processing expense, NIM would have been 4.88% in the fiscal 2023 third quarter compared to 4.62% during the fiscal 2022 third quarter. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 142 basis points to 6.31% compared to the prior year quarter, driven by an increase in loan and lease, investment securities and cash yields. The yield on the loan and lease portfolio was 8.31% compared to 6.69% for the comparable period last year and the TEY on the securities portfolio was 2.96% compared to 2.14% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.13% during the fiscal 2023 third quarter, as compared to 0.12% during the prior year quarter. The Company's overall cost of deposits was 0.01% in the fiscal third quarter of 2023, as compared to 0.01% during the prior year quarter. When including contractual card processing expense, the Company's overall cost of deposits was 1.41% in the fiscal 2023 third quarter, as compared to 0.16% during the prior year quarter.
Noninterest Income
Fiscal 2023 third quarter noninterest income increased to $67.7 million, compared to $54.0 million for the same period of the prior year. The increase was primarily attributable to increases in card and deposit fees, rental income and other income. The period-over-period increase was partially offset by a reduction in tax services fee income.
The increase in card and deposit fee income was primarily from servicing fee income on off-balance sheet deposits, which totaled $14.6 million during the 2023 fiscal third quarter, as compared to $18.2 million for the fiscal quarter ended March 31, 2023 and $0.5 million for the fiscal quarter ended June 30, 2022.

Noninterest Expense
Noninterest expense increased 19% to $114.6 million for the fiscal 2023 third quarter, from $96.7 million for the same quarter last year. The increase was primarily attributable to increases in card processing expense, compensation expense, other expense, impairment expense, and operating lease equipment depreciation. The period-over-period increase was partially offset by a decrease in legal and consulting expense and tax services expense. During the third quarter of fiscal year 2023, the Company recognized $2.7 million of impairment expense related to an investment in its Pathward Venture Capital business.
The card processing expense increase was due to structured agreements with Banking as a Service ("BaaS") partners. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally this rate index averages between 50% to 85% of the Effective Federal Funds Rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 48% of the deposit portfolio was subject to these higher card processing expenses during the 2023 fiscal third quarter. For the fiscal quarter ended June 30, 2023, card processing expenses related to these structured agreements were $20.5 million, as compared to $20.4 million for the fiscal quarter ended March 31, 2023 and $2.2 million for the fiscal quarter ended June 30, 2022.
Income Tax Expense
The Company recorded an income tax expense of $3.2 million, representing an effective tax rate of 6.6%, for the fiscal 2023 third quarter, compared to income tax expense of $7.0 million, representing an effective tax rate of 22.6%, for the third quarter last fiscal year. The current quarter decrease in income tax expense was primarily due to an increase in investment tax credits recognized ratably when compared to the prior year quarter.
The Company originated $21.4 million in renewable energy leases during the fiscal 2023 third quarter, resulting in $5.8 million in total net investment tax credits. During the third quarter of fiscal 2022, the Company originated $4.4 million in renewable energy leases resulting in $1.0 million in total net investment tax credits. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year. For the nine months ended June 30, 2023, the Company originated $50.9 million in renewable energy leases, compared to $26.9 million for the comparable prior year period. The timing and impact of future renewable energy tax credits are expected to vary from period to period, and the Company intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Outlook
The following forward-looking statements reflect the Company’s expectations as of the date of this release and are subject to substantial uncertainty. The Company's results may be materially affected by many factors, such as changes in economic conditions and customer demand, changes in interest rates, adverse developments in the financial services industry generally, inflation, competition, and other factors detailed below under “Forward-looking Statements.” Because the Company’s reported GAAP results include certain income and expense items that are not expected to continue indefinitely and may include additional elements that the Company cannot currently predict, the Company is also providing guidance on a non-GAAP or “adjusted” basis for fiscal year 2023. The Company is not currently aware of any such income or expense items expected to impact fiscal year 2024.
The Company is raising its fiscal year 2023 GAAP earnings per diluted share guidance and expects it to be in the range of $5.60 to $6.00. The Company expects its effective tax rate to range between 10% and 14% for fiscal year 2023. When adjusting for gain on sale of trademarks and rebrand related expenses, the Company expects fiscal year 2023 adjusted earnings per share to be in the range of $5.45 to $5.85. See non-GAAP reconciliation table below.
The Company is also introducing fiscal year 2024 GAAP earnings per diluted share guidance in the range of $6.10 to $6.60. As part of this guidance, the Company expects that its annual effective tax rate in fiscal year 2024 will range between 16% and 20%.

Investments, Loans and Leases

(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total investments	$1,951,996	$1,864,276	$1,888,343	$1,924,551	$2,000,400

Loans held for sale
Term lending	3,000	—	—	—	—
SBA/USDA	—	—	—	—	43,861
Consumer credit products	84,351	24,780	17,148	21,071	23,710
Total loans held for sale	87,351	24,780	17,148	21,071	67,571

Term lending	1,253,841	1,235,453	1,160,100	1,090,289	1,047,764
Asset based lending	373,160	377,965	359,516	351,696	402,506
Factoring	351,133	338,884	338,594	372,595	408,777
Lease financing	201,996	170,645	189,868	210,692	218,789
Insurance premium finance	666,265	437,700	436,977	479,754	481,219
SBA/USDA	422,389	405,612	357,084	359,238	215,510
Other commercial finance	171,954	166,402	164,734	159,409	173,338
Commercial finance	3,440,738	3,132,661	3,006,873	3,023,673	2,947,903
Consumer credit products	175,158	120,739	130,750	144,353	152,106
Other consumer finance	24,963	27,909	56,180	25,306	107,135
Consumer finance	200,121	148,648	186,930	169,659	259,241
Tax services	47,194	61,553	30,364	9,098	41,627
Warehouse finance	380,458	377,036	279,899	326,850	434,748
Total loans and leases	4,068,511	3,719,898	3,504,066	3,529,280	3,683,519
Net deferred loan origination costs	4,388	5,718	5,664	7,025	5,047
Total gross loans and leases	4,072,899	3,725,616	3,509,730	3,536,305	3,688,566
Allowance for credit losses	(81,916)	(84,304)	(52,592)	(45,947)	(75,206)
Total loans and leases, net	$3,990,983	$3,641,312	$3,457,138	$3,490,358	$3,613,360
The Company's investment security balances at June 30, 2023 totaled $1.95 billion, as compared to $1.86 billion at March 31, 2023 and $2.00 billion at June 30, 2022.
Total gross loans and leases totaled $4.07 billion at June 30, 2023, as compared to $3.73 billion at March 31, 2023 and $3.69 billion at June 30, 2022. The primary driver for the increase on a linked quarter basis was due to increases in commercial finance, consumer finance, and warehouse finance, partially offset by a decrease in seasonal tax services loans. The year-over-year increase was primarily due to an increase in commercial finance loans and tax services loans, partially offset by a reduction in consumer finance loans driven by the sale of the student loan portfolio during the fiscal 2022 fourth quarter and a reduction in warehouse finance loans.
Commercial finance loans, which comprised 85% of the Company's loan and lease portfolio, totaled $3.44 billion at June 30, 2023, reflecting an increase of $308.1 million, or 10%, from March 31, 2023 and an increase of $492.8 million, or 17%, from June 30, 2022. The increase in commercial finance loans on linked quarter basis was primarily driven by a $228.6 million increase in the insurance premium finance portfolio. The increase in commercial finance loans when comparing the current period to the same period of the prior year was primarily driven by increases in the SBA/USDA, insurance premium finance, and term lending portfolios, partially offset by reductions in the factoring, asset-based lending, and lease financing portfolios.

Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $81.9 million at June 30, 2023, a decrease compared to $84.3 million at March 31, 2023 and an increase compared to $75.2 million at June 30, 2022. The decrease in the ACL at June 30, 2023, when compared to March 31, 2023, was primarily due to a $1.3 million decrease in the allowance related to the commercial finance portfolio and a $1.1 million decrease in the allowance related to the consumer finance portfolio.
The $6.7 million year-over-year increase in the ACL was primarily driven by a $10.5 million increase in the allowance related to the seasonal tax services portfolio and a $0.7 million increase in the allowance related to the commercial finance portfolio, partially offset by a decrease of $4.5 million in the allowance related to the consumer finance portfolio. The year-over-year increase in the allowance related to the seasonal tax services portfolio was primarily attributable to prior year charge-off activity related to a partner the Company did not renew after the 2022 tax season. The year-over-year decrease in the allowance related to the consumer finance portfolio was primarily attributable to the sale of the student loan portfolio during the fourth quarter of fiscal 2022.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Commercial finance	1.35%	1.53%	1.62%	1.46%	1.56%
Consumer finance	0.92%	1.99%	1.54%	0.86%	2.44%
Tax services	70.20%	53.77%	2.01%	0.05%	54.29%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	2.01%	2.27%	1.50%	1.30%	2.04%
Total loans and leases excluding tax services	1.21%	1.40%	1.50%	1.30%	1.44%

The Company's ACL as a percentage of total loans and leases decreased to 2.01% at June 30, 2023 from 2.27% at March 31, 2023. The decrease in the total loans and leases coverage ratio was primarily driven by the commercial finance and consumer finance portfolios, partially offset by an increase in the seasonal tax services portfolio. The decrease in the consumer finance portfolio was related to seasonal activity. The Company expects to continue to diligently monitor the ACL and adjust as necessary in future periods to maintain an appropriate and supportable level.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Nine Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Beginning balance	$84,304	$52,592	$88,552	$45,947	$68,281
Provision (reversal of) - tax services loans	(229)	31,422	(166)	32,830	28,093
Provision (reversal of) - all other loans and leases	2,059	5,264	(982)	15,549	3,386
Charge-offs - tax services loans	(404)	—	(7,998)	(2,135)	(8,253)
Charge-offs - all other loans and leases	(5,597)	(6,625)	(6,346)	(14,931)	(23,366)
Recoveries - tax services loans	671	1,063	6	2,432	2,757
Recoveries - all other loans and leases	1,112	588	2,140	2,224	4,308
Ending balance	$81,916	$84,304	$75,206	$81,916	$75,206

The Company recognized a provision for credit losses of $1.8 million for the quarter ended June 30, 2023, compared to a reversal of provision for credit losses expense of $1.3 million for the comparable period in the prior fiscal year. The increase in provision for credit losses during the current quarter compared to the prior year period was primarily driven by increases in the commercial finance portfolio. Net charge-offs were $4.2 million for the quarter ended June 30, 2023, compared to $12.2 million for the quarter ended June 30, 2022. Net charge-offs attributable to the commercial finance and consumer finance portfolios for the current quarter were $2.6 million and $1.9 million, respectively, while a recovery of $0.3 million was recognized in the tax services portfolio.
The Company's past due loans and leases were as follows for the periods presented.

As of June 30, 2023	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$10	$—	$—	$10	$87,341	$87,351	$—	$—	$—

Commercial finance	35,344	5,934	13,720	54,998	3,385,740	3,440,738	6,542	30,170	36,712
Consumer finance	2,538	2,050	2,087	6,675	193,446	200,121	2,087	—	2,087
Tax services	—	47,194	—	47,194	—	47,194	—	—	—
Warehouse finance	—	—	—	—	380,458	380,458	—	—	—
Total loans and leases held for investment	37,882	55,178	15,807	108,867	3,959,644	4,068,511	8,629	30,170	38,799

Total loans and leases	$37,892	$55,178	$15,807	$108,877	$4,046,985	$4,155,862	$8,629	$30,170	$38,799

As of March 31, 2023	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$24,780	$24,780	$—	$—	$—

Commercial finance	34,065	4,159	11,125	49,349	3,083,312	3,132,661	5,724	19,585	25,309
Consumer finance	3,261	3,857	3,217	10,335	138,313	148,648	3,217	—	3,217
Tax services	639	—	—	639	60,914	61,553	—	—	—
Warehouse finance	—	—	—	—	377,036	377,036	—	—	—
Total loans and leases held for investment	37,965	8,016	14,342	60,323	3,659,575	3,719,898	8,941	19,585	28,526

Total loans and leases	$37,965	$8,016	$14,342	$60,323	$3,684,355	$3,744,678	$8,941	$19,585	$28,526

The Company's nonperforming assets at June 30, 2023 were $40.8 million, representing 0.55% of total assets, compared to $30.1 million, or 0.44% of total assets at March 31, 2023 and $26.8 million, or 0.40% of total assets at June 30, 2022.
The Company's nonperforming loans and leases at June 30, 2023, were $38.8 million, representing 0.93% of total gross loans and leases, compared to $28.5 million, or 0.76% of total gross loans and leases at March 31, 2023 and $26.6 million, or 0.71% of total gross loans and leases at June 30, 2022.

The increase in the nonperforming assets as a percentage of total assets at June 30, 2023 compared to March 31, 2023, was driven by an increase in nonperforming loans in the commercial finance portfolio, primarily due to one sizable relationship moving to nonaccrual during the current quarter. The increase was partially offset by a decrease in nonperforming loans in the consumer finance portfolio. When comparing the current period to the same period of the prior year, the increase in nonperforming assets was due to an increase in nonperforming loans in the commercial finance portfolio, partially offset by a decrease in nonperforming loans in the consumer finance portfolio.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of June 30, 2023
Commercial finance	$2,692,865	$459,885	$84,450	$189,743	$13,795	$3,440,738
Warehouse finance	380,458	—	—	—	—	380,458
Total loans and leases	$3,073,323	$459,885	$84,450	$189,743	$13,795	$3,821,196

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of March 31, 2023
Commercial finance	$2,405,837	$426,543	$64,560	$230,029	$5,692	$3,132,661
Warehouse finance	377,036	—	—	—	—	377,036
Total loans and leases	$2,782,873	$426,543	$64,560	$230,029	$5,692	$3,509,697

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2023 third quarter increased by $154.2 million to $5.90 billion compared to the same period in fiscal 2022. The increase in average deposits was primarily due to increases in noninterest bearing deposits and money market deposits, partially offset by a decrease in savings deposits, wholesale deposits, and time deposits.
The average balance of total deposits and interest-bearing liabilities was $6.01 billion for the three-month period ended June 30, 2023, compared to $5.81 billion for the same period in the prior fiscal year, representing an increase of 3%.
Total end-of-period deposits increased 10% to $6.31 billion at June 30, 2023, compared to $5.71 billion at June 30, 2022. The increase in end-of-period deposits was primarily driven by increases in noninterest-bearing deposits of $562.3 million and money market deposits of $45.1 million, partially offset by decreases in savings deposits of $7.8 million, certificate of deposits of $2.7 million, and wholesale deposits of $0.9 million.
As of June 30, 2023, the Company had $966.6 billion in deposits related to government stimulus programs. Of the total amount of government stimulus program deposits, $349.4 million are on activated cards while $617.2 million are on inactivated cards. Between July 2023 and the end of fiscal year 2024, these card balances are expected to decrease by approximately $450 million as the Company actively returns unclaimed balances to the U.S. Treasury.

As of June 30, 2023, the Company managed $781 million of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with excess deposits that can earn record keeping service fee income, typically reflective of the EFFR.
Approximately 48% of the deposit balances at June 30, 2023 are subject to variable card processing expenses that are derived from the terms of contractual agreements with certain BaaS partners. These agreements are tied to a portion of a rate index, typically the EFFR.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at June 30, 2023, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow. The Company does not intend to sell these securities, or recognize the unrealized losses on its income statement, to fund future loan growth.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	June 30, 2023(1)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Company
Tier 1 leverage capital ratio	8.41%	7.53%	8.37%	8.10%	8.23%
Common equity Tier 1 capital ratio	11.52%	12.05%	12.31%	12.07%	11.87%
Tier 1 capital ratio	11.79%	12.35%	12.63%	12.39%	12.19%
Total capital ratio	13.45%	14.06%	14.29%	13.88%	13.44%
Bank
Tier 1 leverage ratio	8.67%	7.79%	8.68%	8.19%	8.22%
Common equity Tier 1 capital ratio	12.17%	12.77%	13.09%	12.55%	12.17%
Tier 1 capital ratio	12.17%	12.77%	13.09%	12.55%	12.18%
Total capital ratio	13.42%	14.03%	14.29%	13.57%	13.43%
(1) June 30, 2023 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total stockholders' equity	$677,721	$673,244	$659,133	$645,140	$724,774
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	298,092	298,390	298,788	299,186	299,616
LESS: Certain other intangible assets	22,372	23,553	25,053	26,406	27,809
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	12,157	13,219	16,641	17,968	11,978
LESS: Net unrealized gains (losses) on available for sale securities	(207,358)	(186,796)	(200,597)	(211,600)	(131,352)
LESS: Noncontrolling interest	(631)	(551)	(207)	(30)	665
ADD: Adoption of Accounting Standards Update 2016-13	2,017	2,017	2,017	2,689	10,011
Common Equity Tier 1(1)	555,106	527,446	521,472	515,899	526,069
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(454)	(404)	(138)	(20)	377
Total Tier 1 capital	568,313	540,703	534,995	529,540	540,107
Allowance for credit losses	60,489	55,058	50,853	43,623	55,506
Subordinated debentures, net of issuance costs	19,566	19,540	19,521	20,000	—
Total capital	$648,368	$615,301	$650,369	$593,163	$595,613
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

As of the Periods Indicated (Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total stockholders' equity	$677,721	$673,244	$659,133	$645,140	$724,774
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	21,830	22,998	24,433	25,691	27,088
Tangible common equity	346,386	340,741	325,195	309,944	388,181
Less: AOCI	(207,896)	(187,829)	(201,690)	(213,080)	(131,407)
Tangible common equity excluding AOCI	$554,282	$528,570	$526,885	$523,024	$519,588

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, July 26, 2023. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 572170. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

About Pathward Financial, Inc.
Pathward Financial, Inc.(Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results including our earnings per share guidance, future effective tax rate and related performance expectations; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflict between Russia and Ukraine; weather-related disasters, or public health events, such as the COVID-19 pandemic and any governmental or societal responses thereto; our ability to achieve brand recognition for the Bank equal to or greater than we enjoyed for MetaBank; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate, and their related impacts on macroeconomic conditions, customer behavior, or funding costs and or loan and securities portfolio; changes in tax laws; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2022, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
ASSETS
Cash and cash equivalents	$515,271	$432,598	$369,169	$388,038	$157,260
Securities available for sale, at fair value	1,914,271	1,825,563	1,847,778	1,882,869	1,956,523
Securities held to maturity, at amortized cost	37,725	38,713	40,565	41,682	43,877
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	30,890	29,387	28,812	28,812	28,812
Loans held for sale	87,351	24,780	17,148	21,071	67,571
Loans and leases	4,072,899	3,725,616	3,509,730	3,536,305	3,688,566
Allowance for credit losses	(81,916)	(84,304)	(52,592)	(45,947)	(75,206)
Accrued interest receivable	22,332	22,434	20,170	17,979	16,818
Premises, furniture, and equipment, net	38,601	39,735	41,029	41,710	42,076
Rental equipment, net	224,212	210,844	231,129	204,371	222,023
Goodwill and intangible assets	331,335	332,503	333,938	335,196	336,593
Other assets	265,654	270,387	272,349	295,324	243,265
Total assets	$7,458,625	$6,868,256	$6,659,225	$6,747,410	$6,728,178

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	6,306,976	5,902,696	5,789,132	5,866,037	5,710,799
Short-term borrowings	230,000	43,000	—	—	—
Long-term borrowings	34,178	34,543	34,977	36,028	16,616
Accrued expenses and other liabilities	209,750	214,773	175,983	200,205	275,989
Total liabilities	6,780,904	6,195,012	6,000,092	6,102,270	6,003,404

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	266	271	282	288	294
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	625,825	623,250	620,681	617,403	615,159
Retained earnings	267,100	245,046	246,891	245,394	244,686
Accumulated other comprehensive loss	(207,896)	(187,829)	(201,690)	(213,080)	(131,407)
Treasury stock, at cost	(6,943)	(6,943)	(6,824)	(4,835)	(4,623)
Total equity attributable to parent	678,352	673,795	659,340	645,170	724,109
Noncontrolling interest	(631)	(551)	(207)	(30)	665
Total stockholders’ equity	677,721	673,244	659,133	645,140	724,774
Total liabilities and stockholders’ equity	$7,458,625	$6,868,256	$6,659,225	$6,747,410	$6,728,178

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Interest and dividend income:
Loans and leases, including fees	$81,242	$83,879	$62,541	$233,517	$203,115
Mortgage-backed securities	10,234	10,326	7,381	30,972	16,690
Other investments	7,870	10,482	3,984	24,604	12,169
	99,346	104,687	73,906	289,093	231,974
Interest expense:
Deposits	164	2,096	94	2,402	400
FHLB advances and other borrowings	1,717	1,186	1,661	3,764	4,010
	1,881	3,282	1,755	6,166	4,410

Net interest income	97,465	101,405	72,151	282,927	227,564

Provision for (reversal of) credit losses	1,773	36,763	(1,302)	48,312	31,186

Net interest income after provision for credit losses	95,692	64,642	73,453	234,615	196,378

Noninterest income:
Refund transfer product fees	8,262	30,205	10,289	39,144	38,674
Refund advance fee income	(927)	37,995	(20)	37,685	40,513
Card and deposit fees	39,708	42,087	24,935	119,513	76,825
Rental income	13,980	12,940	12,082	39,628	34,534
Gain on sale of securities	9	82	198	91	595
Gain on sale of trademarks	—	—	—	10,000	50,000
Gain (loss) on sale of other	812	(748)	1,239	566	(1,601)
Other income	5,889	4,477	5,271	13,921	10,811
Total noninterest income	67,733	127,038	53,994	260,548	250,351

Noninterest expense:
Compensation and benefits	47,402	47,547	45,091	137,966	128,364
Refund transfer product expense	1,727	7,863	2,457	9,695	8,855
Refund advance expense	239	1,603	(29)	1,869	2,156
Card processing	26,342	26,924	8,438	75,949	23,067
Occupancy and equipment expense	8,595	8,510	8,996	25,417	25,845
Operating lease equipment depreciation	10,517	14,719	9,145	34,864	26,331
Legal and consulting	5,089	4,921	11,724	19,469	27,279
Intangible amortization	1,168	1,435	1,532	3,861	5,188
Impairment expense	2,749	500	670	3,273	670
Other expense	10,750	13,114	8,626	34,410	34,491
Total noninterest expense	114,578	127,136	96,650	346,773	282,246

Income before income tax expense	48,847	64,544	30,797	148,390	164,483

Income tax expense	3,243	9,176	6,958	18,996	29,236

Net income before noncontrolling interest	45,604	55,368	23,839	129,394	135,247
Net income attributable to noncontrolling interest	508	597	1,448	1,685	2,281
Net income attributable to parent	$45,096	$54,771	$22,391	$127,709	$132,966

Less: Allocation of Earnings to participating securities(1)	690	839	377	1,920	2,166
Net income attributable to common shareholders(1)	44,406	53,932	22,014	125,789	130,800
Earnings per common share:
Basic	$1.69	$1.99	$0.76	$4.63	$4.44
Diluted	$1.68	$1.99	$0.76	$4.62	$4.44
Shares used in computing earnings per common share:
Basic	26,346,693	27,078,048	28,868,136	27,152,773	29,444,979
Diluted	26,447,032	27,169,569	28,868,136	27,238,801	29,454,586
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended June 30,	2023			2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$248,865	$2,441	3.93%	$309,324	$787	1.02%
Mortgage-backed securities	1,533,122	10,234	2.68%	1,395,149	7,381	2.12%
Tax exempt investment securities	145,474	989	3.45%	173,192	851	2.50%
Asset-backed securities	188,039	2,120	4.52%	210,815	750	1.43%
Other investment securities	292,025	2,320	3.19%	246,218	1,596	2.60%
Total investments	2,158,660	15,663	2.96%	2,025,374	10,578	2.14%
Commercial finance	3,268,780	68,174	8.37%	2,949,813	50,785	6.91%
Consumer finance	225,470	4,665	8.30%	300,352	4,964	6.63%
Tax services	52,477	25	0.19%	62,934	53	0.34%
Warehouse finance	372,498	8,378	9.02%	434,532	6,739	6.22%
Total loans and leases	3,919,225	81,242	8.31%	3,747,631	62,541	6.69%
Total interest-earning assets	$6,326,750	$99,346	6.31%	$6,082,329	$73,906	4.89%
Noninterest-earning assets	574,840			695,468
Total assets	$6,901,590			$6,777,797

Interest-bearing liabilities:
Interest-bearing checking	$339	$—	0.22%	$292	$—	0.33%
Savings	69,310	7	0.04%	82,989	7	0.03%
Money markets	126,994	76	0.24%	101,943	53	0.21%
Time deposits	6,224	3	0.19%	8,709	9	0.40%
Wholesale deposits	5,794	78	5.38%	8,554	25	1.19%
Total interest-bearing deposits	208,661	164	0.32%	202,487	94	0.19%
Overnight fed funds purchased	78,320	1,057	5.42%	19,353	72	1.50%
Subordinated debentures	19,549	355	7.28%	36,480	1,444	15.87%
Other borrowings	14,850	305	8.24%	17,056	145	3.40%
Total borrowings	112,719	1,717	6.11%	72,889	1,661	9.14%
Total interest-bearing liabilities	321,380	1,881	2.35%	275,376	1,755	2.56%
Noninterest-bearing deposits	5,686,581	—	—%	5,538,585	—	—%
Total deposits and interest-bearing liabilities	$6,007,961	$1,881	0.13%	$5,813,961	$1,755	0.12%
Other noninterest-bearing liabilities	206,708			213,293
Total liabilities	6,214,669			6,027,254
Shareholders' equity	686,921			750,543
Total liabilities and shareholders' equity	$6,901,590			$6,777,797
Net interest income and net interest rate spread including noninterest-bearing deposits		$97,465	6.19%		$72,151	4.77%

Net interest margin			6.18%			4.76%
Tax-equivalent effect			0.02%			0.01%
Net interest margin, tax-equivalent(2)			6.20%			4.77%
(1) Tax rate used to arrive at the TEY for the three months ended June 30, 2023 and 2022 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Equity to total assets	9.09%	9.80%	9.90%	9.56%	10.77%
Book value per common share outstanding	$25.54	$24.88	$23.36	$22.41	$24.69
Tangible book value per common share outstanding	$13.05	$12.59	$11.53	$10.77	$13.22
Tangible book value per common share outstanding excluding AOCI	$20.89	$19.54	$18.68	$18.17	$17.70
Common shares outstanding	26,539,272	27,055,727	28,211,239	28,788,124	29,356,707
Nonperforming assets to total assets	0.55%	0.44%	0.68%	0.46%	0.40%
Nonperforming loans and leases to total loans and leases	0.93%	0.76%	1.16%	0.82%	0.71%
Net interest margin	6.18%	6.12%	5.62%	5.21%	4.76%
Net interest margin, tax-equivalent	6.20%	6.14%	5.64%	5.23%	4.77%
Return on average assets	2.61%	2.99%	1.71%	1.39%	1.32%
Return on average equity	26.26%	32.68%	17.18%	12.82%	11.93%
Full-time equivalent employees	1,186	1,164	1,150	1,141	1,178

Non-GAAP Reconciliations

Adjusted Net Income and Adjusted Earnings Per Share	At and For the Three Months Ended			At and For the Nine Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net Income - GAAP	$45,096	$54,771	$22,391	$127,709	$132,966
Less: Gain on sale of trademarks	—	—	—	10,000	50,000
Less: Loss on disposal of certain mobile solar generators	—	(1,993)	—	(1,993)	—
Add: Accelerated depreciation on certain mobile solar generators	—	4,822	—	4,822	—
Add: Rebranding expenses	—	—	3,427	3,737	6,249
Add: Separation related expenses	—	—	3,116	11	4,080
Add: Impairment on Venture Capital investments	2,749	500	—	3,249	—
Add: Income tax effect resulting from the above listed items	(687)	(1,829)	(1,677)	(942)	9,965
Adjusted net income	$47,158	$60,257	$27,257	$130,579	$103,260
Less: Adjusted allocation of earnings to participating securities	722	923	458	1,963	1,682
Adjusted Net income attributable to common shareholders	46,436	59,334	26,799	128,616	101,578
Weighted average diluted common shares outstanding	26,447,032	27,169,569	28,868,136	27,238,801	29,454,586
Adjusted earnings per common share - diluted	$1.76	$2.18	$0.93	$4.72	$3.45

Adjusted Diluted Earnings Per Share Guidance
(Earnings per share amounts)	Fiscal Year Ended 2023 (Guidance)
Diluted earnings per share - GAAP	$5.60 - $6.00
Less: Net extraordinary items, net of tax(1)	$0.15
Diluted earnings per share - Adjusted	$5.45 - $5.85
(1) Includes gain on sale of trademarks and rebranding-related expenses.